Exhibit 99.1

Wright Express Reports Fourth Quarter 2011 Financial Results

Broad based strength across Fleet and Other Payment Solutions Segments drives full year revenue and earnings

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 8, 2012--Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, today reported financial results for the three months ended December 31, 2011.

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2011 increased 22% to $139.8 million from $114.9 million for the fourth quarter of 2010. Net income to common shareholders on a GAAP basis was $32.8 million, or $0.84 per diluted share, compared with $18.5 million, or $0.47 per diluted share, for the fourth quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2011 increased 33% to $38.4 million, or $0.98 per diluted share, from $28.8 million, or $0.74 per diluted share, for the same period a year ago.

For the full year 2011, revenue increased 42% to $553 million from $390 million in 2010. Net income to common shareholders on a GAAP basis was $3.43 per diluted share in 2011 compared to $2.25 per diluted share in 2010. On a non-GAAP basis, adjusted net income increased 32% to $3.64 per diluted share from $2.75 per diluted share in 2010.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. The Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $2.9 million dollars for the fourth quarter of 2011 and a $10.9 million dollar gain for the full year of 2011 on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

Michael Dubyak, Chairman, President and Chief Executive Officer, commented, “2011 was another great year for Wright Express as we experienced continued strength across our business and considerably surpassed our expectations. These results demonstrate further progression against our multi-pronged strategy to grow our North American fleet business, diversify our revenue streams and build out our international presence. The fourth quarter was no exception as we experienced robust performance in our other payments solutions with our corporate charge card product, and steady growth in our core fleet business.”

Mr. Dubyak continued, “As we enter 2012 and think about the year ahead, our strategy remains the same. We are committed to maintaining our investments in the business to accelerate the development of our new products, while also supporting sustainable future growth both domestically and internationally.”

Fourth Quarter 2011 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 6.6 million, an increase of 14% from the fourth quarter of 2010.
  Total fuel transactions processed increased 8% from the fourth quarter of 2010 to 80.0 million. Payment processing transactions increased 3% to 60.6 million; transaction processing transactions increased 31% to 19.4 million.
  Average expenditure per domestic payment processing transaction increased 20% from the fourth quarter of 2010 to $70.10.
  Domestic retail fuel price increased 19% to $3.53 per gallon from $2.96 per gallon in the fourth quarter of 2010.
  Total corporate card purchase volume grew 66% to $2.0 billion, from $1.2 billion for the fourth quarter of 2010.

Financial Guidance and Assumptions

“Our actions over the past year put us on solid footing to generate and deliver solid performance across our business in 2012. For the first quarter and full year, our guidance reflects our expectation for continued steady growth in our Fleet Segment, considerable strength in our Other Payment Solutions Segment and increased investments across our business to support future growth,” said Steve Elder, Senior Vice President and Chief Financial Officer.

Wright Express Corporation is introducing financial guidance for the first quarter of 2012 and full-year 2012.

  For the first quarter of 2012, Wright Express expects revenue in the range of $134 million to $139 million and adjusted net income in the range of $34 million to $36 million, or $0.87 to $0.93 per diluted share.
  For the full year 2012, the Company expects revenue in the range of $590 million to $610 million and adjusted net income to be in the range of $160 million to $168 million, or $4.10 to $4.30 per diluted share.

First quarter 2012 guidance is based on an assumed average U.S. retail fuel price of $3.56 per gallon, and approximately 39 million shares outstanding. Full-year 2012 guidance is based on an assumed average U.S. retail fuel price of $3.59 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. We are assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar. The Company's guidance also assumes that 2012 domestic credit loss for the first quarter and the full year will range between 13 and 18 basis points.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2012. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the fourth quarters of 2011 and 2010.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2011. This table is presented as Exhibit 2. We are also providing selected segment review information for the three and twelve months ending December 31 2010 and 2011 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, February 8, 2012, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The company’s subsidiaries include Wright Express Financial Services, Pacific Pride,Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for the Company’s performance in 2012 and beyond; management’s expectations for future performance against corporate strategy; expectations for efforts to continue growth; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions, on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion efforts and any failure of those efforts; the impact and range of credit losses; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2010, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2011 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Revenues
Fleet payment solutions	$107,468	$93,930	$436,704	$329,239
Other payment solutions	32,368	20,966	116,372	61,167

Total revenues	139,836	114,896	553,076	390,406

Expenses
Salary and other personnel	25,118	23,551	104,610	87,364
Service fees	18,224	13,353	70,202	46,368
Provision for credit losses	7,063	7,194	27,527	19,838
Technology leasing and support	3,572	3,477	15,423	12,881
Occupancy and equipment	2,957	2,386	11,803	8,654
Depreciation and amortization	11,725	11,531	45,369	29,893
Operating interest expense	1,265	1,244	5,453	5,370
Cost of hardware and equipment sold	722	836	3,764	2,481
Other	8,457	8,344	35,601	26,848

Total operating expenses	79,103	71,916	319,752	239,697

Operating income	60,733	42,980	233,324	150,709

Financing interest expense	(2,589)	(2,411)	(11,676)	(5,314)
Net (loss) gain on foreign currency transactions	(96)	87	(459)	7,145
Net realized and unrealized losses on fuel price derivatives	(6,878)	(11,053)	(11,869)	(7,244)
Increase in amount due under tax receivable agreement	160	—	(715)	(214)

Income before income taxes	51,330	29,603	208,605	145,082

Income taxes	18,538	11,135	74,983	57,453

Net income	32,792	18,468	133,622	87,629

Changes in available-for-sale securities, net of tax effect of $(24) and $66 in 2011 and $(33) and $41 in 2010	(36)	(57)	108	69
Changes in interest rate swaps, net of tax effect of $33 and $179 in 2011 and $89 and $(111) in 2010	56	152	308	(192)
Foreign currency translation	13,974	14,558	2,567	28,015

Comprehensive income	$46,786	$33,121	$136,605	$115,521

Earnings per share:
Basic	$0.85	$0.48	$3.45	$2.28
Diluted	$0.84	$0.47	$3.43	$2.25

Weighted average common shares outstanding:
Basic	38,759	38,408	38,686	38,486
Diluted	39,015	38,922	38,998	39,052

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	December 31,
	2011	2010

Assets
Cash and cash equivalents	$25,791	$18,045
Accounts receivable (less reserve for credit losses of $11,526 in 2011 and $10,237 in 2010)	1,323,915	1,160,482
Income taxes receivable	9,706	—
Available-for-sale securities	17,044	9,202
Fuel price derivatives, at fair value	410	—
Property, equipment and capitalized software, net	62,078	60,785
Deferred income taxes, net	141,573	161,156
Goodwill	549,504	537,055
Other intangible assets, net	109,656	124,727
Other assets	38,383	26,499

Total assets	$2,278,060	$2,097,951

Liabilities and Stockholders' Equity
Accounts payable	$409,226	$379,855
Accrued expenses	54,738	41,133
Income taxes payable	—	3,638
Deposits	693,654	529,800
Borrowed federal funds	6,900	59,484
Revolving line-of-credit facilities and term loan	295,300	407,300
Amounts due under tax receivable agreement	92,763	100,145
Fuel price derivatives, at fair value	415	10,877
Other liabilities	15,749	6,712

Total liabilities	1,568,745	1,538,944

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,252 in 2011 and 41,924 in 2010 shares issued; 38,765 in 2011 and 38,437 in 2010 shares outstanding	423	419
Additional paid-in capital	146,282	132,583
Retained earnings	633,389	499,767
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	200	92
Net unrealized loss on interest rate swaps	(60)	(368)
Net foreign currency translation adjustment	30,448	27,881

Accumulated other comprehensive income	30,588	27,605

Less treasury stock at cost; 3,566 shares in 2011 and 2010	(101,367)	(101,367)

Total stockholders' equity	709,315	559,007

Total liabilities and stockholders' equity	$2,278,060	$2,097,951

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Year ended December 31,
	2011	2010

Cash flows from operating activities
Net income	$133,622	$87,629
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Net unrealized loss (gain) on derivative instruments	(10,872)	17,029
Stock-based compensation	9,367	7,425
Depreciation and amortization	48,112	31,504
Deferred taxes	23,700	21,536
Provision for credit losses	27,527	19,838
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(198,417)	(236,100)
Other assets	(11,133)	(1,241)
Accounts payable	29,274	41,919
Accrued expenses	3,839	7,534
Income taxes	(5,654)	(2,072)
Other liabilities	9,185	2,057
Amounts due under tax receivable agreement	(7,382)	(7,608)

Net cash provided by (used for) operating activities	51,168	(10,550)

Cash flows from investing activities
Purchases of property and equipment	(25,145)	(28,944)
Purchases of available-for-sale securities	(8,509)	(150)
Maturities of available-for-sale securities	841	1,654
Acquisition of customer relationship intangible	(3,344)	—
Acquisition of rapid!, net of earn out	(8,081)	—
Acquisition of ReD Australia, net of cash acquired	3,734	(339,994)

Net cash used for investing activities	(40,504)	(367,434)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	3,970	1,698
Repurchase of share-based awards to satisfy tax withholdings	(2,551)	(1,476)
Proceeds from stock option exercises	2,913	3,177
Net increase (decrease) in deposits	163,853	106,504
Net (decrease) increase in borrowed federal funds	(52,584)	(12,238)
Net (repayments) borrowings on 2007 revolving line-of-credit facility	(332,300)	204,300
(Repayments) borrowings on term loan	(75,000)	75,000
Loan origination fees	(6,184)	(2,269)
Net borrowings on 2011 revolving line-of-credit	102,800	—
Borrowings on 2011 term note agreement	200,000	—
Repayments of 2011 term note agreement	(7,500)	—
Purchase of shares of treasury stock	—	(18,357)

Net cash (used for) provided by financing activities	(2,583)	356,339

Effect of exchange rates on cash and cash equivalents	(335)	386

Net change in cash and cash equivalents	7,746	(21,259)
Cash and cash equivalents, beginning of period	18,045	39,304

Cash and cash equivalents, end of period	$25,791	$18,045

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Income Fourth Quarter and Full Year 2011 and 2010 (in thousands) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Adjusted net income	$38,374	$28,776	$141,792	$107,301
Unrealized gains (losses) on fuel price derivatives	(2,913)	(10,009)	10,872	(17,029)
Amortization of acquired intangible assets	(5,690)	(6,411)	(22,412)	(11,276)
Non-cash adjustment related to the tax receivable agreement	160	-	(715)	(214)
Tax impact	2,861	6,112	4,085	8,847

Net income	$32,792	$18,468	$133,622	$87,629

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2 Selected Non-Financial Metrics (Including Wright Express Australia beginning with Q4 2010)

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	60,598	65,230	63,187	58,913	58,936
Gallons per payment processing transaction	19.6	19.3	19.2	19.1	19.5
Payment processing gallons of fuel (000s)	1,185,522	1,261,088	1,214,032	1,127,019	1,148,580
Average US fuel price (US$ / gallon)	$3.53	3.70	3.86	3.38	2.96
Average Australian fuel price (US$ / gallon)	$5.45	5.50	5.70	5.32	4.64
Payment processing $ of fuel (000s)	$4,304,150	4,778,493	4,787,730	3,913,085	3,496,944
Net payment processing rate	1.66%	1.64%	1.64%	1.68%	1.73%
Fleet payment processing revenue (000s)	$71,276	78,381	78,444	65,655	60,411

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$2,018,097	2,404,668	1,900,736	1,435,965	1,214,704
Net interchange rate	0.98%	0.99%	0.97%	1.01%	1.01%
Payment solutions processing revenue (000s)	$19,845	23,734	18,502	14,563	12,318

*Excludes prepaid payroll card

Notes:

Payment processing transaction and vehicle count data, as well as related calculated metrics associated with this data, for all periods presented reflect information provided from an improved business intelligence reporting process that was implemented in Q2 2011. These changes do not impact our revenue or earnings. Moving forward, Wright Express will use these updated transaction and vehicle count data to provide for quarter to quarter comparisons. In the table above Q4 2010 data has been updated to remove some non-fuel payment processing transactions from Wright Express Australia operations.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Three and Twelve Months Ended December 31, 2011 and 2010 (in thousands) (unaudited)

Fleet Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$71,276	$60,411	$10,865	18%	$293,756	$220,154	$73,602	33%
Transaction processing revenue	4,081	3,954	127	3%	16,553	16,591	(38)	–
Account servicing revenue	15,149	13,961	1,188	9%	60,569	39,692	20,877	53%
Finance fees	12,263	11,117	1,146	10%	46,084	37,264	8,820	24%
Other	4,699	4,487	212	5%	19,742	15,538	4,204	27%

Total revenues	107,468	93,930	13,538	14%	436,704	329,239	107,465	33%

Other Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
(in thousands)	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$20,226	$12,318	$7,908	64%	$77,570	$46,034	$31,536	69%
Transaction processing revenue	2,924	2,935	(11)	–	8,185	2,935	5,250	179%
Account servicing revenue	1,438	706	732	104%	3,432	753	2,679	356%
Finance fees	202	118	84	71%	731	497	234	47%
Other	7,578	4,889	2,689	55%	26,454	10,948	15,506	142%

Total revenues	32,368	20,966	11,402	54%	116,372	61,167	55,205	90%

CONTACT:
Wright Express
News media contact:
Jessica Roy, 207.523.6763
Jessica_Roy@wrightexpress.com
or
Wright Express
Investor contact:
Steve Elder, 207.523.7769
Steve_Elder@wrightexpress.com